Exhibit 77(q)(1)(e)(2)

                     FIRST AMENDMENT TO MANAGEMENT AGREEMENT

                                 ING FUNDS TRUST

      This First Amendment, effective as of September 2, 2004, amends the Restated Management Agreement (the "Agreement") dated May 9, 2001 between ING Funds Trust (the "Trust"), a Delaware business trust and ING Investments, LLC, an Arizona limited liability company (the "Investment Manager"), with regards to ING Classic Money Market Fund, ING High Yield Bond Fund, ING Intermediate Bond Fund and ING National Tax-Exempt Bond Fund, each a Series of the Trust, and any future Series of the Trust that may become party to the Agreement.

                               W I T N E S S E T H

      WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September __, 2004.

      NOW, THEREFORE, the parties agree as follows:

      1. Section 6(d) of the Agreement is hereby amended by inserting the words "Board approved" in front of "expenses incurred by the Trust in connection with membership in investment company organizations."

      2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                              ING FUNDS TRUST


                              By:
                                    ------------------------------
                                    Robert S. Naka
                                    Senior Vice President


                              ING INVESTMENTS, LLC


                              By:
                                    ------------------------------
                                    Michael J. Roland
                                    Executive Vice President